                                                                     EXHIBIT (I)


April 27, 2000




Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549

Re:      Enterprise Accumulation Trust
         Registration Statement No. 33-21534

Dear Sir or Madam:

I am counsel to Enterprise Accumulation Trust (the "Fund"), and in so acting, have reviewed Post-Effective Amendment No. 20 (the "Post Effective Amendment") to the Fund's Registration Statement on Form N-1A, Registration File No. 33-21534. Representatives of the Fund have advised that the Fund will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 ("Rule 485") promulgated under the Securities Act of 1933. In connection therewith, the Fund has requested that I provide this letter.

In my examination of the Post-Effective Amendment, I have assumed the conformity to the originals of all documents submitted to me as copies.

Based upon the foregoing, I hereby advise you that:

         (1) the Fund is a trust duly incorporated and validly existing in good standings under the laws of the State of Massachusetts;

         (2) the Common Stock to be offered has been duly authorized and, when sold as contemplated in the Amendments, will be validly issued, fully paid and nonassessable; and

         (3) the prospectus included as part of the Post-Effective Amendment does not include disclosure which I believe would render it ineligible to become effective pursuant to Paragraph (b) of Rule 485.

Very truly yours,


/s/ CATHERINE R. MCCLELLAN
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Catherine R. McClellan
Senior Vice President and Chief Counsel

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